Exhibit 99.1
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Operator: Good morning. My name is Aldas, and I will be your conference operator today. At this time I would like to welcome everyone to the Timken earnings outlook update conference call. (OPERATOR INSTRUCTIONS). Thank you. I would now like to turn today’s conference call over to our host, Steve Tschiegg, Manager of Investor Relations. Sir, you may begin your conference.
Steve Tschiegg: Thank you and welcome to our conference call to discuss our updated earnings outlook. I am Steve Tschiegg, Manager of Investor Relations. Thank you for joining us today, and if after our call, you should have further questions, please feel free to call me at 330-471-7446.
With me today are Jim Griffith, President and CEO; Glenn Eisenberg, Executive Vice President of Finance Administration and CFO; Mike Arnold, President of our Industrial Group; Jacqui Dedo, President of our Automotive Group, and Sal Miraglia, President of our Steel Group.
We will hear remarks this morning from Jim and Glenn and will all then be available for Q&A. At that time I would ask that you please limit your questions to one question and one follow-up at a time to allow an opportunity for everyone to participate. This call is scheduled to last half an hour.

Before we begin, I would like to remind you that during our conversation today you may hear forward-looking statements related to financial future results, plans and business operations. Actual results may differ materially from those projected or implied due to a variety of factors. These factors are described in greater detail on today’s press release and in our report filed with the SEC which are available on our website, www.Timken.com. This call is copyrighted by The Timken Company and any use, recording or transmission of any portion without the express written consent of the Company is prohibited.
With that, I will turn the call over to Jim.
Jim Griffith: Thank you, Steve. First I would like to add some color to this morning’s announcement relating to our earnings outlook. We will touch on some of the actions we’re taking in the context of our overall strategy. Lastly, we will take questions.
Based on automotive volume declines in North America, Timken’s performance related to the auto industry will be negatively affected in both our Steel and Automotive Groups in the second half of 2006. We have seen dramatic upfront production cuts across domestic North American manufacturers, including the recently announced reductions at Ford and DaimlerChrysler. As a result, our Automotive Group sales outlook for 2006 is declining for the second half of the year. Due to the severity of the cuts, the Automotive Group is unable to immediately offset the loss demand resulting in a lower earnings estimate for 2006. Our Steel business is responding to the domestic auto production decreases by adjusting production schedules and reducing leadtimes in order to gain replacement business in the energy and general industrial segments of our business.
Timken is taking immediate action to address the impact of the situation in the auto industry. Current actions include a significant workforce reduction at a number of facilities worldwide. Approximately 700 positions focused on production for the North American market will be eliminated. These actions have begun and are expected to be completed over the next several months.
Additionally there will be periodic shutdowns in the coming months affecting other associates at certain facilities.
In addition, our previously announced restructuring actions remain on track, including actions announced in July 2005 to address earlier challenging market issues with expected savings of 80 to $90 million and targeted — excuse me, expected costs of 80 to $90 million — and targeted annual savings of approximately $40 million.
Overall we continue on our path to diversify our customer mix and exit non-differentiated product lines in our automotive business going forward. The reduction in North American auto volumes while disappointing in the short-term will accelerate the mix toward industrial markets as we continue to manage our portfolio to maximize value. Our outlook continues to remain positive for the broad industrial markets we serve and otherwise overall strong company results for 2006.
As with our prior outlook, we expect the Industrial Group to see margin improvement in the second half of the year compared to a year ago, and the Steel Group’s margin performance should exceed last year’s record results. In the coming months, we expect to be able to share more examples of the steps we are taking to transform our business and expand in global industrial markets. At our third-quarter earnings call planned for October 25, we will be in a better position to share more details related to the additional measures we’re taking to improve the performance of the business.
Now we would like to open it up for questions.
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Operator: (OPERATOR INSTRUCTIONS). Andrew Obin, Merrill Lynch.
Andrew Obin: I have a question philosophically speaking sort of in the past five years the big three probably if you look at the market share lost 15% of its volume. How much capacity in the past five years have we taken out of the automotive business? You know manufacturing footprint people, however you guys want to think about it.
Jim Griffith: Andrew, this is Jim. I don’t have those numbers at my fingertip, and part of the difficulty in answering that is our strategy has been to a) transform that capacity to produce differentiated products. And so in some cases we may have lost penetration in terms of number of applications but actually increased sales for example in integrated wheel end products.
And the second — our strategy has been to shift that capacity to focus it on industrial markets and distribution markets. So when you ask the question, we’re sitting in a company that has been growing at 20% a year and we don’t really focus and differentiate what is automotive capacity versus what is industrial capacity from that sense.
Andrew Obin: Let me ask you another question. On your lower guidance, how much of the lower guidance just is the impact of lower automotive volumes that you cannot compensate for in the next couple of quarters versus just sort of additional restructuring actions?
Jim Griffith: I will be I guess concise from that point of view. We would not be having this call if it were not for the reductions in automotive demand. It is almost exclusively issues related to the upfront cuts in the automotive demand in North America.
Andrew Obin: Just to clarify, does the lower guidance include lower production at Steel or is it Automotive?

Jim Griffith: Well, the answer is it is Automotive for both bearings and steel.
Andrew Obin: Okay. But there is some Steel impact, right?
Jim Griffith: That is correct. Our Steel business has a much lower share of its production associated with the Automotive business and has — and therefore is able to compensate it much easier than our Automotive business.
Operator: Holden Lewis, BB&T Capital Markets.
Holden Lewis: Can you talk a little bit about when we talk about additional restructuring efforts, taking out the 500 or 700, whatever it was, personnel, where were we in the process of the previous restructuring? If I remember correctly, we had plans to consolidate or close two plants, consolidate engineering and that that was going to get us the 40 million in annual savings. Have we begun to recognize any of those savings? Where were we in that process exactly so we can start adding on?
Jacqui Dedo: Good morning. This is Jacqui. We are on track with our previously announced restructuring of the two plants, as well as the two engineering facilities. They are on track to be completed by the end of ‘07 as previously announced. These incremental 700 jobs have begun immediately, and they will be incremental to that restructuring.
Holden Lewis: And can you give a sense since you have got 40 million out there for the two plants and two engineering sites I mean how much does the 700 jobs add to the benefits at the end of ‘07?
Jacqui Dedo: At this time we cannot talk about the incremental benefits, but we will be putting some numbers and more specific around it at our third-quarter conference call.
Jim Griffith: This is Jim again. Let me give a little color, using the term restructuring, you used it to talk about what we announced last year and what we are announcing today. These are two very different moves. Last year it is ripping out fixed costs to reduce fundamentally the breakeven point of the Company. What we are announcing today is simply taking out the variable costs, the issues associated with this and some minor fixed costs, but this is just adjusting our production level to match the demand of the marketplace.
Holden Lewis: Okay. Fair enough. And then talk a little bit about — I mean one could sort of perceive this as being a clearing of the decks issue in the auto industry, and maybe you have some insights into what ‘07 production looks like or maybe you don’t. But if you do, that would be great to hear. But what are we supposed to take now about the fact that heavy-duty truck looks like it’s going to be down pretty significantly next year as well. Really are we pushing out the profitability of this organization, of the auto bearings business, out now even beyond the first half of next year because we are looking at the heavy-duty truck dropping off? What sort of your idea about timeframe for profitability for the auto segment now?
Jacqui Dedo: On the production part of your question, we had previously discussed and have been planning for sometime for a significant reduction in the heavy truck market beyond 26%. This change has us looking at the big three. We see it as a structural shift as Jim mentioned and have looked at reducing our plans for the big three share in ‘07, which actually allows us to take deeper cuts. That is why the magnitude is 700 at this time because we know there won’t be a return of that demand in ‘07.
Holden Lewis: Okay. So what I mean you were originally — perhaps you can spell it out for us a bit. Originally you were looking to get back to profitability this year, and that was obviously not possible given the sharp cuts in big three. But presumably I think we all assume you intended profitability for ‘07. Is that still the intent, or do you think all of these actions you know that you are seeing in the industry makes that difficult to do?
Jacqui Dedo: We’re going through our business planning process right now given the immediacy of these cuts. We first looked at the stranded costs that we had in the third quarter because these cuts were announced as they were happening. We have looked at how to improve that run-rate in the fourth quarter and that is reflected in our earnings because we have the opportunity to take out consumables and people in a planned fashion, and now we are rerunning our business plan to determine how to deal with this adjustment in industry demand, and we will be commenting on that and ‘07 outlook in our third-quarter earnings call — fourth-quarter earnings call.
Holden Lewis: The only new sort of change in cost management is the 700 jobs. You’re not contemplating anymore plants or anything like that at this point?
Jacqui Dedo: At this moment it is the 700 jobs. We are now, after dealing with the immediacy of the cost, we’re looking at the best way going forward to utilize — either utilize these assets either for different market use, different product use or restructuring.
Operator: Bob Schenosky, Jefferies.
Bob Schenosky: Jacqui, the first question for you. The cut in the auto production for September to year-end, how does the drop reflect in terms of your percentages? Meaning given the models and the types of cuts we are seeing, is it in line with the overall numbers we’re seeing out of big three, or is it greater because of the models?
Jacqui Dedo: It is greater. We had anticipated appropriately the share cuts at GM and most of Ford. We did not appropriately anticipate the cuts at DaimlerChrysler given their performance and how they have been running with market share. This latest set of cuts specifically at DaimlerChrysler has impacted our second-half of volume by about 15%. As you know, that is all happening September forward.

Bob Schenosky: Right, absolutely. And then, Jim, a question on Steel. If you can give us — just offer some magnitude here. If you can offer the percent of steel that was direct and indirect for automotive and then given that you’re moving this into other markets such as oil and gas which remains strong, what could that percentage drop to for steel next year?
Sal Miraglia: This is Sal Miraglia. Good morning. First of all, if you look at our total shipments, for the year about 20, 22% of our total shipments would be automotive. The majority of that is behind us, and our schedules have only weakened marginally in the latter part here that reflect this because of the lower participation we have in those particular areas. Quite frankly, compensating we have actually seen more strength and especially in our tubing areas for the industrial and energy markets.
So while we already expected to see a slightly softer fourth quarter that’s really not affecting our third quarter very much at all, a slightly softer fourth quarter, this just intensifies it slightly. We still continue to see the same strength we have talked about all year in our industrial, energy, aerospace and distribution markets. So we are still on track for another record year, and while it is going to have an impact, it’s not going to have much of an impact at all.
Bob Schenosky: I appreciate that. But what I’m getting to is given the deep cyclicality now of auto and the problems the big three are going to be facing going forward, is there an effort company to take more steel out of that market and attempt to get longer-term customers in other segments to lessen the cyclicality of the market?
Jim Griffith: Actually there are two different behaviors that we have underway to do that. First of all, the overall participation in auto has decreased. It has moved from closer to 30% to almost 20%, so about one-third less dependency on the automotive market. More importantly, and the same as in our auto business as well, we have been moving most of our — a lot of our actions to serve other customers within the automotive industry. We will see a pretty significant switch from the North American big three to a larger preponderance of the new domestic or the transplant customers even as we speak. So we have been underway under both of those dimensions, both smaller dependency of the market and a diversification of the customers that we serve within the market.
Operator: Eli Lustgarten, Longbow.
Eli Lustgarten: A couple of questions. One is a clarification. In the guidance of $0.50, $0.55 for the third quarter and the 2.60, 2.75 for the year, can you quantify how much is restructuring? Whether job cuts account for that? I assume it is in those numbers. (indiscernible) nickel of it or how much? Can you give us some magnitude what those numbers look like?
Jim Griffith: No severance-related costs are included in there. So it is effectively obviously actions are being taken now, so kind of a minimal impact on the third quarter, some in the fourth, but not a big magnitude of call it one-time costs associated with that at this stage.

Eli Lustgarten: So this is basically all operational for the shortfall in production?
Jim Griffith: That is right.
Eli Lustgarten: Now can you talk a little bit about what percentage of the automotive business actually goes to the GM, Ford and DaimlerChrysler that is still better than 65, 70%? Something like that? How big is the percentage that goes to that business? To those three?
Jacqui Dedo: Well, within the automotive bearing component side, it is as we have said before, down to about 67% in the big three.
Eli Lustgarten: Okay. And these cuts include not only the old big three but all the auto suppliers to the big three I assume?
Jacqui Dedo: That is correct. They are part of the time of determining what actions to take is that it is not — it is both directs and indirects that end up surveying the big three market share or the cut of 385,000 vehicles.
Eli Lustgarten: Now if you look to ‘07, there is about .5 million units of transplant capacity and engine capacity coming online in 2007 or close to it. Have you been able to gather any material now for contracts related to those plants openings that will provide some improved outlook for the non-GM, Ford and Chrysler business next year?
Jacqui Dedo: Specifically on the powertrain side of those increases, we have secured contracts, and it is reflected in the transition of our mix that we have been talking about, and we remain online and actually a little bit ahead of plan to get below the 50% mark in the next two years.
Eli Lustgarten: To get below the 50% for the big three?
Jacqui Dedo: Right. By the beginning of ‘09.
Eli Lustgarten: And one final question. Does this give you an opportunity to either accelerate some part of this restructuring or redefinition that is going on in the automotive sector because of the downtime? Is there any move — can you talk about SAP being implemented across this business and whether that will be accelerated while we have downtime or any of those things that we brought forward while we have the changeover in all production levels?
Jacqui Dedo: In terms of the automotive piece, we are looking right now to (indiscernible) at the projects we have going on length of restructuring, like some of our programs with the transplants to see what can be accelerated as a result of this dip in both demand and, therefore, work. We don’t yet have an answer to that as we have to ensure that any acceleration we do does not impact any of our customers. So working through that work plan to see what is possible.
Eli Lustgarten: All right, thank you.
Operator: [Nicholas Payton], JPMorgan.
Nicholas Payton: Just a couple of clarification questions. First of all, I don’t know if I heard this correctly, but I think you said that your volumes should be down something like 15% in the second half. Is that just referring to the autos part of the business?
Jacqui Dedo: Yes.
Jim Griffith: That is a statement relating to the auto bearing part of the business.
Nicholas Payton: Okay. And for the remainder of the business, what are you looking for in terms of volumes?
Jim Griffith: Less than 1.5% or 2%. (multiple speakers)
Jim Griffith: In the Steel business. And maybe let me let Mike Arnold talk about what we’re seeing in industrial markets just so you get the balance sense of the Company.
Mike Arnold: In industrial markets we still see relative strong growth across most of our markets and in particular in those areas that we have talked about over the past several quarters as to where we are focusing our growth. So you will see year-on-year growth as a year total. In fact, we will have record sales levels in 2006, as well as bottom-line profitability. So we still have a lot of strong markets. We have seen some slowdown in areas like agricultural over the period of the last couple of quarters, some consumer areas, but we’re focused very much on Asia, on aerospace, on our distribution markets and on the energy markets, and those all remain strong.
Nicholas Payton: So roughly speaking in terms of organic growth rates in the second half, what are you looking for ex the autos business?
Jim Griffith: Could you ask that question again? What kind of growth are we looking for if we just exclude the auto business?
Nicholas Payton: Correct. So organic growth if you ex — I mean you are looking for 15% down in your autos business. What are you looking for in the business ex autos?
Glenn Eisenberg: I think you can look at kind of the experiences as what I think Mike and Sal have been saying. The growth rates we have been experiencing in the industrial markets continue at that pace. So I think a fair proxy would look at the performance that we have had within those groups and with the expectation of similar type growth rates barring a little bit of the decline that Sal mentioned, which was pretty de minimus.

Nicholas Payton: Okay. So I can look at first-half growth rates and then just with the adjustment of I think you said a 1 or a 1.5% for the second half?
Glenn Eisenberg: With seasonality.
Jim Griffith: That is right. Just from the standpoint that those markets, the industrial markets we are serving, continue to grow at the same rate. We are adding capacity in certain areas, so we expect to be able to see even higher growth rates when that capacity comes online.
Nicholas Payton: Okay. And did I hear you correctly that your split of revenues into autos was 30% and is now 20?
Glenn Eisenberg: That was a comment specifically relating to the Steel business unit.
Nicholas Payton: Okay. So what is it now for the group?
Jim Griffith: (multiple speakers) — rounding around 45%. As Jacqui said, she has got around 67, 65, 67% and which is roughly a third of the Company, and then within the Steel another third is around 20%, but 45%-ish will get you close.
Operator: Mark Parr, [KeyBanc Capital Markets].
Mark Parr: I did not change employers. At least not yet. Good morning. Jim and Mike, I know you guys have been around the block with Timken. You have been with the Company for an extended period of time. I guess while I’m certainly a little discouraged about how the automotive markets are treating everybody here heading into year-end, I think you guys ought to at least get a few kudos for being so proactive about this and sharing your updated guidance with the street in such a timely way. So I appreciate that. Thank you very much.
One thing, though, I was curious, if you could — you had talked, Jim, about how your initial restructuring in Automotive was kind of a structural shift. This more recent move is a reduction of variable costs. What does that say about Timken’s strategic direction for Automotive? I mean are you planning on bringing these people back online once the market has picked back up? I know that you’re looking to reduce your sensitivity to the big three, but what about the automotive marketplace overall?
Jim Griffith: The general direction of the Company has been to reduce our dependence on the automotive industry specifically in general and on the big three specifically. It is just a reflection that we are — when we started in the process, we were about 50% exposed to a single market, and that leaves us open to these kind of cyclical changes. So we have been very consciously and very strategically migrating the mix toward industrial markets, specific industrial markets that have high profitability opportunities, and as Sal and

Jacqui indicated, diversifying the mix of automotive customers so that we’re not trying to pick the winners, we are serving a broader segment of the market.
The impact of this cutback specifically hits us in the heritage of the Timken Company, the tapered bearing parts of the plants, because those are more heavily exposed to the light truck area, and those are the plants that are the most flexible in terms of automotive versus industrial markets.
So the prudent response is to cut your costs to match the reduction in demand and then step back and assess your options. I thought Jacqui said it very well. We get them down. We take some time and digest what is going to happen with the big three. We look at what options we have with the new American manufacturers and we look at what options we have with the industrial markets, and then we continue down the path of diversifying our company away from too much dependent on a few customers and reducing fixed costs, reducing breakeven points by restructuring our manufacturing toward lower and lower and lower-cost sites.
Mark Parr: Okay, I appreciate that. If I could just ask a follow-up, Jacqui, you had indicated you look for the big three to represent less than 50% in 2009. I was wondering if we look at the mix of big three, is there a foreign component like General Motors in Europe or Ford in Europe — I mean is there a shift going on while we are reducing the overall mix? Is there concurrently a shift towards a higher concentration of international exposure to the big three companies?
Jacqui Dedo: Yes, to answer the question, Mark, there is a concurrent mix, as you said, with a shift to more of international requirements from specifically DaimlerChrysler and GM as they are opening many new opportunities in Europe and Asia that are serving them profitability. So they are in a different position to look at differentiated products at those opportunities than they are at some of their more traditional platforms.
Mark Parr: So I guess it is fair to say that moving from 67 to 50% really understates because your reduction in domestic big three exposure is probably a greater percentage? Is that fair?
Jacqui Dedo: That is a nice way to put it.
Operator: Ladies and gentlemen, we have reached the end of the allotted time for question and answer. Mr. Tschiegg, are there any closing remarks?
Steve Tschiegg: Yes, we have a prepared statement.
Jim Griffith: Let me thank you all for the quick response to what is an unexpected and unpleasant day in The Timken Company. I think you here two messages here. We are obviously disappointed in the impact of this on our performance and are taking actions to mitigate it, but that it also fits very well with the strategic direction we’re taking the Company and simply will accelerate us down that path.

So thank you again for your interest and your investment.
Operator: This concludes today’s conference call. You may now disconnect.